As filed with the U.S. Securities and Exchange Commission on March 6, 2023.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________
FORM S-8
_______________________________________________________________
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________________________________
Guidewire Software, Inc.
(Exact name of registrant as specified in its charter)
_______________________________________________________________

Delaware	36-4468504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2850 S. Delaware St., Suite 400
San Mateo, CA 94403
(650) 357-9100
(Address, including zip code and telephone number, of Principal Executive Offices)

GUIDEWIRE SOFTWARE, INC. AMENDED AND RESTATED 2020 STOCK PLAN
(Full title of the plan)

Mike Rosenbaum
Chief Executive Officer
Guidewire Software, Inc.
2850 S. Delaware St., Suite 400
San Mateo, CA 94403
(Name and address of agent for service)
(650) 357-9100
(Telephone number, including area code, of agent for service)

Copies to:
Richard A. Kline Sarah Axtell Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600		Winston King Chief Administrative Officer, General Counsel and Secretary Guidewire Software, Inc. 2850 S. Delaware St., Suite 400 San Mateo, CA 94403 Telephone: (650) 357-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 1,780,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Guidewire Software, Inc. (the “Company” or the “Registrant”), which may be issued pursuant to awards under the Company’s Amended and Restated 2020 Stock Plan (the “Plan”), the addition of which was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on December 20, 2022. The Company previously filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2021 a registration statement on Form S-8 (SEC File No. 333-253968) (the “Prior Registration Statement”) registering shares of Common Stock under the Plan. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:
A.The Registrant’s Annual Report on Form 10-K for the year ended July 31, 2022, filed with the Commission on September 26, 2022;
B.All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
C.The description of the Registrant’s Common Stock, contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended July 31, 2022, filed with the Commission on September 26, 2022 , including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or Current Report on Form 8-K furnished under Items 2.02 or 7.01, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information furnished under current Items 2.02 or 7.01 of any Current Report on Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 of the DGCL permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.
The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability in limited circumstances.
These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s certificate of incorporation and bylaws provide that:
•the Registrant will indemnify its directors and officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide that the Registrant will indemnify each of its directors, officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.
The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.
Item 8.    Exhibits.

			Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Date Filed	File Number	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation	8-K	3.1	December 21, 2022	001-35394
3.2	Amended and Restated Bylaws	8-K	3.2	December 21, 2022	001-35394
4.1	Form of Common Stock Certificate of the Registrant	S-1/A	4.1	January 9, 2012	333-176667
5.1	Opinion of Latham & Watkins LLP					X
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X
23.2	Consent of KPMG LLP, independent registered public accounting firm					X
24.1	Power of Attorney (included on the signature page of this S-8)					X
99.1	Amended and Restated 2020 Stock Plan and forms of agreement thereunder	10-Q	10.1	March 6, 2023	001-35394
107.1	Filing Fee Table					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 6th day of March, 2023.

GUIDEWIRE SOFTWARE, INC.

By:	/s/ MIKE ROSENBAUM
Mike Rosenbaum Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Guidewire Software, Inc., hereby severally constitute and appoint Mike Rosenbaum, Jeff Cooper, and Winston King, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date
/s/ MIKE ROSENBAUM	Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2023
Mike Rosenbaum
/s/ JEFF COOPER	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2023
Jeff Cooper
/s/ DAVID S. BAUER	Director	March 6, 2023
David S. Bauer
/s/ MARGARET DILLON	Director	March 6, 2023
Margaret Dillon
/s/ MICHAEL KELLER	Director	March 6, 2023
Michael Keller
/s/ PAUL LAVIN	Director	March 6, 2023
Paul Lavin
/s/ CATHERINE P. LEGO	Director	March 6, 2023
Catherine P. Lego
/s/ MARCUS S. RYU	Director (Chairman of the Board)	March 6, 2023
Marcus S. Ryu
/s/ RAJANI RAMANATHAN	Director	March 6, 2023
Rajani Ramanathan